UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 15, 2005

Dominion Resources, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Virginia (State or other jurisdiction of incorporation)	1-8489 (Commission File Number)	54-1229715 (IRS Employer Identification No.)

120 Tredegar Street Richmond, Virginia (Address of Principal Executive Offices)	23219 (Zip Code)

Registrant's Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 16, 2005, Dominion Resources, Inc. (Dominion) announced the retirement of Thos. E. Capps as Chief Executive Officer (CEO), effective December 31, 2005. In accordance with Dominion's governance guidelines, Mr. Capps offered his resignation from the Board on December 15, 2005; however, Dominion's Organization, Compensation and Nominating (OCN) Committee in its discretion granted under those guidelines, declined his offer. Mr. Capps remains as Chairman of the Board of Directors. The Board of Directors then elected Thomas F. Farrell, II as President and CEO, effective January 1, 2006. Mr. Farrell currently serves as Dominion's President and Chief Operating Officer.

In connection with his election as Dominion's CEO, the independent members of the Board of Directors approved, as recommended by the OCN Committee, Mr. Farrell's base salary of $1,000,000 effective January 1, 2006 and an amendment to a letter agreement, dated February 27, 2003, between the company and Mr. Farrell to provide that, in the event of an involuntary termination without cause, any unvested restricted stock granted to Mr. Farrell before his election as CEO would vest, and he would have access to retiree medical coverage to the same extent as retired employees of the company.

The independent members of the Board of Directors also approved the following amendments to the Dominion Resources, Inc. Executive Stock Purchase Tool Kit for executives who have not met their ownership guidelines: i) to increase the company match from 5% to 25% on purchases under Dominion Direct®, the company's direct stock purchase program; ii) to exchange an annual cash incentive award for goal-based stock and in addition receive a company match of goal-based stock equal to 25% of that cash award; and iii) to eliminate the restricted stock exchange provisions.

On December 15, 2005, the OCN Committee approved the 2006 compensation program for executive officers. The OCN Committee approved base salary increases for executive officers (and recommended that the independent members of the Board of Directors approve an increase for Mr. Farrell) based on a number of considerations, including: (i) the report of the committee's independent compensation consultant; (ii) an assessment of the performance of each officer during 2005; and (iii) internal equity, succession planning and market condition assessments. After reviewing the current compensation as compared to its peer companies and competitive labor market, and considering the other factors outlined above, the OCN Committee approved base salary increases for four of its five named executive officers. These adjustments were deemed appropriate by the OCN Committee and its consultant in light of each officer's current compensation as compared to the market median for comparative positions, tenure in office and other considerations. Mr. Capps did not receive a base salary increase as he will no longer be a salaried employee as of January 1, 2006. The base salaries for Dominion's other named executive officers were as follows: Executive Vice President and Chief Financial Officer - $600,000; Executive Vice President (President and CEO-Dominion Exploration & Production) - $575,000; and Senior Vice President-Law - $400,000. The base salary increases were approved by the OCN Committee but are not otherwise set forth in a written agreement between the company and the executives. No long-term grants were made at this time, but the OCN Committee did state its intention to recommend a long-term equity grant to officers in 2006, the details of which will be determined at a later meeting.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As reported above, on December 16, 2005, Dominion announced the retirement of Thos. E. Capps as CEO, effective December 31, 2005. Mr. Capps remains as Chairman of Dominion's Board of Directors. Also on December 16, 2005, the Board of Directors elected Thomas F. Farrell, II, age 51, as President & CEO, effective January 1, 2006. Mr. Farrell, who has been Dominion's President and Chief Operating Officer since 2004, joined Dominion in 1995 and has held several executive management positions for Dominion and its subsidiaries.

See also Item 1.01 above regarding an amendment to Mr. Farrell's letter agreement with Dominion.

Item 9.01.  Financial Statements and Exhibits.

Exhibits

10.1

Letter agreement between Dominion and Thomas F. Farrell, II (Exhibit 10.24, Form 10-K for the fiscal year ended December 31, 2002, File No. 1-8489, incorporated by reference), as amended December 16, 2005 (filed herewith).

10.2	Dominion Resources, Inc. Executive Stock Purchase Tool Kit, effective September 1, 2001, amended and restated December 16, 2005 (filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION RESOURCES, INC. Registrant

/s/ Patricia A. Wilkerson Patricia A. Wilkerson Vice President and Corporate Secretary

Date: December 16, 2005